INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
OMNIAMERICAN BANCORP, INC. AND SUBSIDIARY

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and due from financial institutions	$11,791	$11,498
Short-term interest-earning deposits in other financial institutions	1,913	4,382
Total cash and cash equivalents	13,704	15,880
Investments:
Securities available for sale (Amortized cost of $438,918 on September 30, 2014 and $433,580 on December 31, 2013)	440,675	430,775
Other	16,486	19,782
Loans held for sale	2,014	1,509
Loans, net of deferred fees and discounts	774,015	831,326
Less allowance for loan losses	(6,248)	(6,445)
Loans, net	767,767	824,881
Premises and equipment, net	39,999	41,512
Bank-owned life insurance	44,669	43,606
Other real estate owned	931	177
Mortgage servicing rights	1,559	1,473
Deferred tax asset, net	2,434	4,066
Accrued interest receivable	3,168	3,447
Other assets	3,869	4,205
Total assets	$1,337,275	$1,391,313
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$57,399	$58,071
Interest-bearing	741,392	755,503
Total deposits	798,791	813,574
Federal Home Loan Bank advances	302,833	362,000
Other borrowings	7,000	2,000
Accrued expenses and other liabilities	13,221	6,597
Total liabilities	1,121,845	1,184,171
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,573,681 shares issued and outstanding at September 30, 2014 and 11,451,596 shares issued and outstanding at December 31, 2013	116	115
Additional paid-in capital	111,819	109,250
Unallocated Employee Stock Ownership Plan (“ESOP”) shares; 771,282 shares at September 30, 2014 and 799,848 shares at December 31, 2013	(7,713)	(7,999)
Retained earnings	110,725	108,304
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on securities available for sale, net of income taxes	1,160	(1,851)
Unrealized loss on pension plan, net of income taxes	(677)	(677)
Total accumulated other comprehensive income (loss)	483	(2,528)
Total stockholders’ equity	215,430	207,142
Total liabilities and stockholders’ equity	$1,337,275	$1,391,313

See Condensed Notes to Unaudited Consolidated Interim Financial Statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$8,990	$11,097	$27,126	$29,263
Securities — taxable	2,561	2,335	7,796	6,613
Securities — nontaxable	1	—	2	1
Total interest income	11,552	13,432	34,924	35,877
Interest expense:
Deposits	1,012	1,181	3,048	4,028
Borrowed funds	606	646	1,940	1,832
Total interest expense	1,618	1,827	4,988	5,860
Net interest income	9,934	11,605	29,936	30,017
Provision for loan losses	550	200	1,925	1,800
Net interest income after provision for loan losses	9,384	11,405	28,011	28,217
Noninterest income:
Service charges and other fees	2,141	2,349	6,301	6,795
Net gains on sales of loans	453	405	1,031	1,427
Net gains on sales of securities available for sale (reclassified from unrealized gains (losses) on available-for-sale securities in accumulated other comprehensive income)	—	—	607	1,701
Net (losses) gains on disposition of premises and equipment	—	—	(1)	344
Net (losses) gains on sales of repossessed assets	(9)	20	1	17
Commissions	327	462	1,104	1,067
Increase in cash surrender value of bank-owned life insurance	346	368	1,063	1,051
Other income	223	193	747	640
Total noninterest income	3,481	3,797	10,853	13,042
Noninterest expense:
Salaries and benefits	6,156	6,645	18,780	19,442
Software and equipment maintenance	573	719	1,668	2,025
Depreciation of furniture, software, and equipment	259	394	852	1,222
FDIC insurance	168	193	521	522
Net loss on write-down of other real estate owned	7	205	29	227
Real estate owned expense (income)	26	(29)	90	(64)
Service fees	155	133	453	373
Communications costs	195	258	652	731
Other operations expense	734	775	2,316	2,341
Occupancy	992	959	2,911	2,884
Professional and outside services	1,440	1,145	4,431	3,185
Loan servicing	27	281	271	513
Marketing	97	212	290	520
Total noninterest expense	10,829	11,890	33,264	33,921
Income before income tax expense	2,036	3,312	5,600	7,338
Income tax expense (includes income tax expense from items reclassified from accumulated other comprehensive income of $0 for the three months ended September 30, 2014 and 2013, and $206 and $578 for the nine months ended September 30, 2014 and 2013, respectively)	434	1,116	1,571	2,535
Net income	$1,602	$2,196	$4,029	$4,803
Earnings per share:
Basic	$0.15	$0.21	$0.37	$0.46
Diluted	$0.15	$0.21	$0.37	$0.46
See Condensed Notes to Unaudited Consolidated Interim Financial Statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	$1,602	$2,196	$4,029	$4,803

Change in unrealized gains (losses) on securities available for sale	(2,093)	1,337	5,169	(8,027)
Reclassification of amount realized through sale of securities	—	—	(607)	(1,701)
Income tax effect	712	(455)	(1,551)	3,307
Other comprehensive (loss) income, net of income tax	(1,381)	882	3,011	(6,421)
Comprehensive income (loss)	$221	$3,078	$7,040	$(1,618)
See Condensed Notes to Unaudited Consolidated Interim Financial Statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)
(Dollars in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Unallocated ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances at January 1, 2014	$115	$109,250	$(7,999)	$108,304	$(2,528)	$207,142
ESOP shares allocated, 28,566 shares	—	405	286	—	—	691
Stock purchased and retired at cost, 6,469 shares	—	(25)	—	—	—	(25)
Share-based compensation expense	—	1,612	—	—	—	1,612
Tax benefit from share-based compensation	—	150	—	—	—	150
Stock options exercised, 37,476 shares	—	428	—	—	—	428
Restricted stock issued, net of forfeitures, 91,078 shares	1	(1)	—	—	—	—
Net income	—	—	—	4,029	—	4,029
Dividends declared and paid	—	—	—	(1,608)	—	(1,608)
Other comprehensive income	—	—	—	—	3,011	3,011
Balances at September 30, 2014	$116	$111,819	$(7,713)	$110,725	$483	$215,430
See Condensed Notes to Unaudited Consolidated Interim Financial Statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$4,029	$4,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,260	2,534
Provision for loan losses	1,925	1,800
Amortization of net premium on investments	1,903	2,505
Amortization and impairment of mortgage servicing rights	231	(15)
Net gains on sales of securities available for sale	(607)	(1,701)
Net gains on sales of loans	(1,031)	(1,427)
Proceeds from sales of loans held for sale	42,256	54,174
Loans originated for sale	(42,034)	(45,557)
Net loss on write-downs of other real estate owned	29	227
Net losses (gains) on disposition of premises and equipment	1	(344)
Net gains on sales of repossessed assets	(1)	(17)
Increase in cash surrender value of bank-owned life insurance	(1,063)	(1,051)
Federal Home Loan Bank stock dividends	(46)	(31)
ESOP compensation expense	691	685
Share-based compensation	1,612	1,459
Excess tax benefit from share-based compensation	(150)	(129)
Changes in operating assets and liabilities:
Accrued interest receivable	279	(162)
Other assets	151	4,881
Accrued interest payable and other liabilities	6,624	4,593
Net cash provided by operating activities	17,059	27,227
Cash flows from investing activities:
Securities available for sale:
Purchases	(77,185)	(210,004)
Proceeds from sales	18,099	46,215
Proceeds from maturities, calls, and principal repayments	52,452	84,665
Purchases of other investments	(197)	(8,649)
Redemptions of other investments	3,539	1,195
Purchase of bank-owned life insurance	—	(10,000)
Net decrease (increase) in loans held for investment	52,169	(131,435)
Purchases of premises and equipment	(748)	(1,471)
Proceeds from sales of premises and equipment	—	693
Proceeds from sales of foreclosed assets	2,377	2,050
Proceeds from sales of other real estate owned	264	3,807
Net cash provided by (used in) investing activities	50,770	(222,934)
Cash flows from financing activities:
Net increase in deposits	(14,783)	(14,285)
Net (decrease) increase in Federal Home Loan Bank advances	(59,167)	210,000
Net increase (decrease) in other borrowings	5,000	(10,000)
Payment of dividends	(1,608)	—
Proceeds from stock options exercised	428	92
Excess tax benefit from share-based compensation	150	129
Purchase of common stock	(25)	(22)
Net cash (used in) provided by financing activities	(70,005)	185,914
Net decrease in cash and cash equivalents	(2,176)	(9,793)
Cash and cash equivalents, beginning of period	15,880	23,853
Cash and cash equivalents, end of period	$13,704	$14,060
Supplemental cash flow information:
Interest paid	$5,057	$5,926
Income tax paid, net of refunds	$1,805	$1,400
Non-cash transactions:
Loans transferred to other real estate owned	$1,011	$184
Loans transferred to foreclosed assets	$2,009	$2,068
Change in unrealized gains on securities available for sale	$4,562	$(9,728)
See Condensed Notes to Unaudited Consolidated Interim Financial Statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements
NOTE 1 — Basis of Financial Statement Presentation and Significant Accounting Policies
Basis of Presentation
The accompanying unaudited consolidated financial statements of OmniAmerican Bancorp, Inc. (referred to herein as “the Company”) have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. These interim consolidated financial statements and notes should be read in conjunction with the Company’s consolidated financial statements, and notes thereto, for the year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2014. In management’s opinion, the interim data as of September 30, 2014 and for the three- and nine-month periods ended September 30, 2014 and 2013, includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. References to the Company include, where appropriate, OmniAmerican Bank, the Company’s wholly-owned subsidiary.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.
NOTE 2 — Recent Accounting Pronouncements

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” This update clarifies that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of the residential real estate property collateralizing a consumer mortgage loan, upon either: (i) the creditor obtaining legal title to the property upon completion of the foreclosure; or (ii) the borrower conveying all interest in the property to the creditor to satisfy the loan through completion of a deed-in-lieu of foreclosure or through a similar legal agreement. ASU 2014-04 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” Under the new guidance, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the entity's operations and financial results when any of the following occurs: (i) the component of an entity or group of components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale; (ii) the component of an entity or group of components of an entity is disposed of by sale; or (iii) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff). ASU 2014-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update affects entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. ASU 2014-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

In June 2014, the FASB issued ASU 2014-11, “Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” This update aligns the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements by accounting for these transactions as secured borrowings. This update also requires a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return of the transferred financial assets throughout the term of the transaction. ASU 2014-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. Early adoption is not permitted. The adoption of this guidance is not expected to have a significant impact on the Company's financial statements.

In August 2014, the FASB issued ASU 2014-14, “Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” This update affects creditors that hold government-guaranteed mortgage loans, including those guaranteed by the Federal Housing Administration (FHA) of the U.S. Department of Housing and Urban Development (HUD), and the U.S. Department of Veterans Affairs (VA). The update requires that, upon foreclosure, a guaranteed mortgage loan be derecognized and a separate other receivable be recognized when specific criteria are met. ASU 2014-14 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. The adoption of this guidance is not expected to have a significant impact on the Company's financial statements.
NOTE 3 — Investment Securities
The amortized cost and estimated fair values of investment securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) as of September 30, 2014 and December 31, 2013 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2014
U. S. government sponsored mortgage-backed securities	$278,912	$3,714	$(2,544)	$280,082
U. S. government sponsored collateralized mortgage obligations	148,825	1,801	(968)	149,658
Agency bonds	5,000	—	(242)	4,758
Municipal obligations	181	—	(3)	178
Other equity securities	6,000	—	(1)	5,999
Total investment securities available for sale	$438,918	$5,515	$(3,758)	$440,675
December 31, 2013
U. S. government sponsored mortgage-backed securities	$282,180	$2,616	$(5,208)	$279,588
U. S. government sponsored collateralized mortgage obligations	140,221	1,758	(1,403)	140,576
Agency bonds	5,000	—	(462)	4,538
Municipal obligations	179	—	(9)	170
Other equity securities	6,000	—	(97)	5,903
Total investment securities available for sale	$433,580	$4,374	$(7,179)	$430,775

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Investment securities available for sale with gross unrealized losses at September 30, 2014 and December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position, were as follows:

	Continuous Unrealized Losses Existing for
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2014
U. S. government sponsored mortgage-backed securities	$44,139	$(145)	$90,496	$(2,399)	$134,635	$(2,544)
U. S. government sponsored collateralized mortgage obligations	48,080	(300)	16,430	(668)	64,510	(968)
Agency bonds	—	—	4,758	(242)	4,758	(242)
Municipal obligations	—	—	178	(3)	178	(3)
Other equity securities	5,999	(1)	—	—	5,999	(1)
	$98,218	$(446)	$111,862	$(3,312)	$210,080	$(3,758)
December 31, 2013
U. S. government sponsored mortgage-backed securities	$142,715	$(5,088)	$2,248	$(120)	$144,963	$(5,208)
U. S. government sponsored collateralized mortgage obligations	50,066	(1,403)	—	—	50,066	(1,403)
Agency bonds	4,538	(462)	—	—	4,538	(462)
Municipal obligations	170	(9)	—	—	170	(9)
Other equity securities	5,903	(97)	—	—	5,903	(97)
	$203,392	$(7,059)	$2,248	$(120)	$205,640	$(7,179)
At September 30, 2014, the Company owned 192 investment securities of which 80 had unrealized losses. At December 31, 2013, the Company owned 202 investment securities of which 82 had unrealized losses. Unrealized losses generally result from interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage-backed securities, estimated prepayment speeds. These unrealized losses are considered to be temporary as they reflect fair values on September 30, 2014 and December 31, 2013, and are subject to change daily as interest rates fluctuate. The Company does not intend to sell these securities, and it is more likely than not that the Company will not be required to sell prior to recovery. Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to sell or whether it would be more likely than not required to sell its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
The amortized cost and fair value of securities available for sale by contractual maturity at September 30, 2014 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or earlier redemptions that may occur.

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$—	$—
Due from one to five years	—	—
Due from five to ten years	31,606	31,072
Due after ten years	401,312	403,604
Equity securities	6,000	5,999
Total	$438,918	$440,675

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Investment securities with a fair value of $91.4 million and $161.6 million at September 30, 2014 and December 31, 2013, respectively, were pledged to secure Federal Home Loan Bank advances. In addition, investment securities with a fair value of $2.5 million and $2.2 million at September 30, 2014 and December 31, 2013, respectively, were pledged to secure repurchase agreements which are included in other borrowings.
Sales activity of securities available for sale for the three and nine months ended September 30, 2014 and 2013 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Proceeds from sales of investment securities	$—	$3	$18,099	$46,215
Gross gains from sales of investment securities	—	—	607	1,701
Gains or losses on the sales of securities are recognized at the trade date utilizing the specific identification method.
NOTE 4 — Loans and Allowance for Loan Losses
The composition of the loan portfolio was as follows at the dates indicated:

	September 30, 2014	December 31, 2013
	(In thousands)
Residential real estate loans:
One- to four-family	$274,902	$262,723
Home equity	15,654	17,106
Total residential real estate loans	290,556	279,829
Commercial loans:
Commercial real estate	107,259	106,560
Real estate construction	73,210	59,648
Commercial business	76,083	69,320
Total commercial loans	256,552	235,528
Consumer loans:
Automobile, indirect	177,213	264,671
Automobile, direct	31,478	31,598
Other consumer	16,074	15,330
Total consumer loans	224,765	311,599
Total loans	771,873	826,956
Plus (less):
Deferred fees and discounts	2,142	4,370
Allowance for loan losses	(6,248)	(6,445)
Total loans receivable, net	$767,767	$824,881

The Company originates one- to four-family residential real estate loans which are sold in the secondary market. The Company retains the servicing for residential real estate loans that are sold to the Federal National Mortgage Association (“FNMA”). Residential real estate loans serviced for FNMA are not included as assets on the consolidated balance sheets. The following table presents loans sold and serviced as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
	(In thousands)
Principal balances of the loans sold and serviced for FNMA	$203,045	$189,084
Mortgage servicing rights associated with the mortgage loans serviced for FNMA	1,559	1,473

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The following table presents loans identified as impaired by class of loans as of September 30, 2014 and December 31, 2013:

	Recorded Balance	Unpaid Principal Balance	Related Allowance	Average Recorded Balance	Interest Income Recognized
	(In thousands)
September 30, 2014:
With no related allowance recorded:
One- to four-family	$6,334	$6,334	$—	$7,189	$169
Home equity	—	—	—	28	—
Commercial real estate	837	837	—	1,838	90
Real estate construction	—	—	—	—	—
Commercial business	—	—	—	267	1
Automobile, indirect	684	684	—	640	11
Automobile, direct	29	29	—	208	—
Other consumer	26	26	—	12	—
Impaired loans with no related allowance recorded	7,910	7,910	—	10,182	271
With an allowance recorded:
One- to four-family	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
Commercial real estate	500	500	153	531	—
Real estate construction	—	—	—	—	—
Commercial business	640	640	172	793	4
Automobile, indirect	—	—	—	—	—
Automobile, direct	—	—	—	—	—
Other consumer	—	—	—	—	—
Impaired loans with an allowance recorded	1,140	1,140	325	1,324	4
Total	$9,050	$9,050	$325	$11,506	$275

December 31, 2013:
With no related allowance recorded:
One- to four-family	$7,531	$7,531	$—	$7,468	$305
Home equity	42	42	—	14	1
Commercial real estate	2,347	2,347	—	4,237	31
Real estate construction	—	—	—	3,171	66
Commercial business	591	591	—	700	21
Automobile, indirect	824	824	—	738	26
Automobile, direct	32	32	—	34	2
Other consumer	15	15	—	4	—
Impaired loans with no related allowance recorded	11,382	11,382	—	16,366	452
With an allowance recorded:
One- to four-family	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
Commercial real estate	551	551	321	46	—
Real estate construction	—	—	—	—	—
Commercial business	1,040	1,040	200	1,064	8
Automobile, indirect	—	—	—	—	—
Automobile, direct	—	—	—	—	—
Other consumer	—	—	—	—	—
Impaired loans with an allowance recorded	1,591	1,591	521	1,110	8
Total	$12,973	$12,973	$521	$17,476	$460

For the nine months ended September 30, 2013, the average recorded investment in impaired loans and the related amount of interest income recognized during the time within the period that the loans were impaired were $18.5 million and $324,000, respectively.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

As of September 30, 2014 and December 31, 2013, no additional funds were committed to be advanced in connection with impaired loans.
The following table presents the recorded investment in non-accrual loans by class of loans as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
	(In thousands)
Residential real estate loans:
One- to four-family	$1,063	$2,050
Home equity	—	42
Commercial loans:
Commercial real estate	618	800
Real estate construction	—	—
Commercial business	403	864
Consumer loans:
Automobile, indirect	427	558
Automobile, direct	16	15
Other consumer	26	15
Total	$2,553	$4,344
There were no loans greater than 90 days past due that continued to accrue interest at September 30, 2014 or December 31, 2013.
The following table presents the aging of the recorded investment in past due loans as of September 30, 2014 and December 31, 2013 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Loans Not Past Due	Total
	(In thousands)
September 30, 2014:
Residential real estate loans:
One- to four-family	$—	$625	$953	$1,578	$273,324	$274,902
Home equity	—	—	—	—	15,654	15,654
Commercial loans:
Commercial real estate	65	—	118	183	107,076	107,259
Real estate construction	—	—	—	—	73,210	73,210
Commercial business	31	—	75	106	75,977	76,083
Consumer loans:
Automobile, indirect	1,990	446	427	2,863	174,350	177,213
Automobile, direct	76	—	17	93	31,385	31,478
Other consumer	87	21	26	134	15,940	16,074
Total loans	$2,249	$1,092	$1,616	$4,957	$766,916	$771,873

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Loans Not Past Due	Total
	(In thousands)
December 31, 2013:
Residential real estate loans:
One- to four-family	$1,170	$—	$1,932	$3,102	$259,621	$262,723
Home equity	1	—	42	43	17,063	17,106
Commercial loans:
Commercial real estate	—	—	120	120	106,440	106,560
Real estate construction	876	—	—	876	58,772	59,648
Commercial business	—	—	—	—	69,320	69,320
Consumer loans:
Automobile, indirect	2,217	615	558	3,390	261,281	264,671
Automobile, direct	48	21	15	84	31,514	31,598
Other consumer	72	33	15	120	15,210	15,330
Total loans	$4,384	$669	$2,682	$7,735	$819,221	$826,956
Our methodology for evaluating the adequacy of the allowance for loan losses consists of:

•	a specific loss component which is the allowance for impaired loans; and

•	a general loss component for all other loans not individually evaluated for impairment but that, on a portfolio basis, are believed to have some inherent but unidentified loss.
The specific component of the allowance for loan losses relates to loans that are considered impaired, which are generally classified as doubtful or substandard. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogeneous loans, including one- to four-family residential real estate loans with balances in excess of $1 million, commercial real estate, real estate construction, and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, consumer and one- to four-family residential real estate loans with balances less than $1 million are not separately identified for impairment disclosures, unless such loans are the subject of a restructuring agreement.
The general component of the allowance for loan losses covers unimpaired loans and is based on the historical loss experience adjusted for other qualitative factors. The loan portfolio is stratified into homogeneous groups of loans that possess similar loss potential characteristics, and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio. The other qualitative factors considered by management include, but are not limited to, the following:

•	changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

•	changes in national and local economic and business conditions and developments, including the condition of various market segments;

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

•	changes in the nature and volume of the loan portfolio;

•	changes in the experience, ability, and depth of knowledge of the lending staff;

•	changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings, and other loan modifications;

•	changes in the quality of our loan review system and the degree of oversight by the board of directors;

•	the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•	the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our current portfolio.
Consumer loans generally have greater risk of loss or default than one- to four-family residential real estate loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles, or loans that are unsecured. In these cases, a risk exists that the collateral, if any, for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the ability to recover on consumer loans.
Commercial real estate loans generally have greater credit risks compared to one- to four-family residential real estate loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
Commercial business loans involve a greater risk of default than residential real estate loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Loans secured by multi-family residential real estate generally involve a greater degree of credit risk than one- to four-family residential real estate loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
Real estate construction loans generally have greater credit risk than traditional one- to four-family residential real estate loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event a loan is made on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Real estate construction loans also expose the Company to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.
When establishing the allowance for loan losses, management categorizes loans into risk categories based on the class of loans — residential real estate, commercial, or consumer — and relevant information about the ability of the borrowers to repay the loans, such as the current economic conditions, historical payment experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and the estimated value of any underlying collateral, among other factors. Management classifies the loans individually analyzed for impairment as to credit risk. This analysis includes residential real estate loans with an outstanding balance in excess of $1 million and non-homogeneous loans, such as commercial real estate, real estate construction, and commercial business loans. The following definitions for the credit risk ratings are used for such loans:
Special mention. Special mention loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose the institution to sufficient risk to warrant adverse classification.
Substandard. Substandard loans have well defined weaknesses where a payment default and/or a loss is possible, but not yet probable. Loans so classified are inadequately protected by the current net worth and repayment capacity of the obligor or of the collateral pledged, if any. If deficiencies are not corrected quickly, there is a possibility of loss.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Doubtful. Doubtful loans have the weaknesses and characteristics of substandard loans, but the available information suggests that collection or liquidation in its entirety, on the basis of currently existing facts, conditions and values, is highly improbable. The possibility of a loss is exceptionally high, but certain identifiable contingencies could possibly arise (proposed merger, acquisition, capital injection, refinancing plans, and pledging of additional collateral) that may strengthen the loan, such that it is reasonable to defer its classification as a loss until a more exact status is determined.
Loans not meeting the criteria described above are considered to be pass-rated loans. The following table presents the risk category of loans by class for loans individually analyzed for impairment as of September 30, 2014 and December 31, 2013:

	Commercial Real Estate	Real Estate Construction	Commercial Business	One- to Four- Family	Total
	(In thousands)
September 30, 2014:
Pass	$102,992	$73,210	$72,336	$17,051	$265,589
Special Mention	319	—	1,215	—	1,534
Substandard	3,948	—	2,532	4,551	11,031
Doubtful	—	—	—	—	—
	$107,259	$73,210	$76,083	$21,602	$278,154
December 31, 2013:
Pass	$101,134	$59,536	$64,155	$15,514	$240,339
Special Mention	735	—	2,164	—	2,899
Substandard	4,691	112	3,001	3,175	10,979
Doubtful	—	—	—	—	—
	$106,560	$59,648	$69,320	$18,689	$254,217
The Company classifies residential real estate loans that are not analyzed individually for impairment (less than $1 million) as prime or subprime. The Company defines a subprime residential real estate loan as any loan to a borrower who has no credit score or a credit score of less than 661 along with at least one of the following at the time of funding:

•	Two or more 30 day delinquencies in the past 12 months;

•	One or more 60 day delinquencies in the past 24 months;

•	Bankruptcy filing within the past 60 months;

•	Judgment or unpaid charge-off of $500 or more in the last 24 months; and

•	Foreclosure or repossession in the past 24 months.
All other residential real estate loans not individually analyzed for impairment are classified as prime.
The following table presents the prime and subprime residential real estate loans collectively evaluated for impairment as of September 30, 2014 and December 31, 2013:

	One- to Four- Family	Home Equity	Total
	(In thousands)
September 30, 2014:
Prime	$192,145	$15,166	$207,311
Subprime	61,155	488	61,643
	$253,300	$15,654	$268,954
December 31, 2013:
Prime	$195,919	$16,521	$212,440
Subprime	48,115	585	48,700
	$244,034	$17,106	$261,140

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The Company evaluates consumer loans based on the credit score for each borrower when the loan is originated. The Company defines a subprime consumer loan as any loan to a borrower who has a credit score of less than 661 at the time of funding. The following table presents the credit score for each of the classes of consumer loans as of September 30, 2014 and December 31, 2013:

Risk Tier	Credit Score	Automobile, indirect	Automobile, direct	Other consumer	Total
	(In thousands)
September 30, 2014:
A	720+	$92,698	$22,752	$12,038	$127,488
B	690–719	35,052	4,255	2,164	41,471
C	661–689	29,608	2,486	1,475	33,569
D	660 and under	19,855	1,985	397	22,237
		$177,213	$31,478	$16,074	$224,765
December 31, 2013:
A	720+	$135,583	$23,137	$11,453	$170,173
B	690–719	53,678	4,311	2,228	60,217
C	661–689	44,732	2,320	1,268	48,320
D	660 and under	30,678	1,830	381	32,889
		$264,671	$31,598	$15,330	$311,599

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment based on impairment method for the three months ended September 30, 2014 and 2013:

	Residential Real Estate	Commercial	Consumer	Total
	(In thousands)
September 30, 2014:
Allowance for loan losses for the three months ended:
Beginning balance	$871	$2,853	$2,664	$6,388
Charge-offs	(122)	(37)	(672)	(831)
Recoveries of loans previously charged-off	18	25	98	141
Provision for loan losses	131	9	410	550
Ending balance	$898	$2,850	$2,500	$6,248
Allowance for loan losses for the nine months ended:
Beginning balance	$851	$2,517	$3,077	$6,445
Charge-offs	(224)	(116)	(2,166)	(2,506)
Recoveries of loans previously charged-off	41	59	284	384
Provision for loan losses	230	390	1,305	1,925
Ending balance	$898	$2,850	$2,500	$6,248
Ending balance attributable to loans:
Individually evaluated for impairment	$—	$325	$—	$325
Collectively evaluated for impairment	898	2,525	2,500	5,923
Total ending balance	$898	$2,850	$2,500	$6,248
September 30, 2013:
Allowance for loan losses for the three months ended:
Beginning balance	$794	$3,375	$2,913	$7,082
Charge-offs	(86)	—	(591)	(677)
Recoveries of loans previously charged-off	6	18	61	85
Provision for loan losses	157	(961)	1,004	200
Ending balance	$871	$2,432	$3,387	$6,690
Allowance for loan losses for the nine months ended:
Beginning balance	$870	$3,133	$2,897	$6,900
Charge-offs	(239)	(202)	(1,890)	(2,331)
Recoveries of loans previously charged-off	28	48	245	321
Provision for loan losses	212	(547)	2,135	1,800
Ending balance	$871	$2,432	$3,387	$6,690
Ending balance attributable to loans:
Individually evaluated for impairment	$—	$209	$—	$209
Collectively evaluated for impairment	871	2,223	3,387	6,481
Total ending balance	$871	$2,432	$3,387	$6,690

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The Company’s recorded investment in loans as of September 30, 2014, December 31, 2013, and September 30, 2013 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology is as follows:

	Residential Real Estate	Commercial	Consumer	Total
	(In thousands)
September 30, 2014:
Loans individually evaluated for impairment	$6,334	$1,977	$739	$9,050
Loans collectively evaluated for impairment	284,222	254,575	224,026	762,823
Total ending balance	$290,556	$256,552	$224,765	$771,873
December 31, 2013:
Loans individually evaluated for impairment	$7,573	$4,529	$871	$12,973
Loans collectively evaluated for impairment	272,256	230,999	310,728	813,983
Total ending balance	$279,829	$235,528	$311,599	$826,956
September 30, 2013:
Loans individually evaluated for impairment	$7,851	$6,698	$719	$15,268
Loans collectively evaluated for impairment	270,280	243,672	334,766	848,718
Total ending balance	$278,131	$250,370	$335,485	$863,986
A loan is considered a troubled debt restructuring (“TDR”) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate to less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDRs are designated as impaired.
A summary of the Company’s loans classified as TDRs at September 30, 2014 and December 31, 2013 is presented below:

	September 30, 2014	December 31, 2013
	(In thousands)
TDR
Residential Real Estate	$5,380	$6,276
Commercial	1,047	2,581
Consumer	308	382
Total TDR	6,735	9,239
Less: TDR in non-accrual status
Residential Real Estate	109	795
Commercial	328	483
Consumer	38	99
Total performing TDR	$6,260	$7,862

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The Company may grant concessions through a number of different restructuring methods. The following table presents the outstanding principal balance of loans by class and by method of concession that were the subject of a TDR during the nine months ended September 30, 2014 and 2013:

	Residential Real Estate	Commercial	Consumer	Total
	(In thousands)
Nine Months Ended September 30, 2014:
Interest rate reduction	$1,430	$—	$48	$1,478
Loan maturity extension	—	—	—	—
Forbearance	—	—	—	—
Principal reduction	—	—	35	35
Total	$1,430	$—	$83	$1,513
Nine Months Ended September 30, 2013:
Interest rate reduction	$—	$365	$24	$389
Loan maturity extension	—	—	28	28
Forbearance	—	—	—	—
Principal reduction	—	—	—	—
Total	$—	$365	$52	$417

The following table presents the number of loans modified and the balances before and after modification for the nine months ended September 30, 2014 and 2013:

	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
	(Dollar amounts in thousands)
Nine Months Ended September 30, 2014:
Residential Real Estate	1	$1,430	$1,430
Commercial	—	—	—
Consumer	7	98	84
Total	8	$1,528	$1,514
Nine Months Ended September 30, 2013:
Residential Real Estate	—	$—	$—
Commercial	1	371	371
Consumer	3	59	59
Total	4	$430	$430
Included in the impaired loans as of September 30, 2014 and December 31, 2013 were TDRs of $6.7 million and $9.2 million, respectively. The Company has allocated $62,000 and $72,000 of specific reserves to customers whose loan terms have been modified as TDRs at September 30, 2014 and December 31, 2013, respectively. As of September 30, 2014 and December 31, 2013, no additional funds were committed to be advanced in connection with TDRs.
The Company’s other real estate owned and foreclosed assets represent properties and personal collateral acquired through customer loan defaults. The property is recorded at fair value less the estimated costs to sell at the date acquired. Any difference between the book value and estimated market value is recognized as a charge-off through the allowance for loan losses. Subsequently, should the fair market value of an asset less the estimated cost to sell decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in noninterest expense.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

At September 30, 2014 and December 31, 2013, the Company had balances in non-performing assets consisting of the following:

	September 30, 2014	December 31, 2013
	(Dollar amounts in thousands)
Other real estate owned and foreclosed assets
Residential Real Estate	$861	$107
Commercial	70	70
Consumer	447	850
Total other real estate owned and foreclosed assets	1,378	1,027
Total non-accrual loans	2,553	4,344
Total non-performing assets	$3,931	$5,371
Non-accrual loans/Total loans	0.33%	0.53%
Non-performing assets/Total assets	0.29%	0.39%

NOTE 5 — Derivative Financial Instruments

The Company has entered into commitments with prospective residential mortgage borrowers to originate loans whereby the interest rate on the loan is determined prior to funding and the borrowers have locked into that interest rate. The interest rate lock commitments on loans originated for sale are recorded at fair value in accordance with ASC 815, “Derivatives and Hedging,” and are recorded as an other asset or an accrued liability in the consolidated balance sheets. The estimated fair values of the interest rate lock commitments are based on quoted secondary market pricing, include the fair value of the servicing rights based on the discounted present value of expected future cash flows, and assume an approximate closure rate based on recent historical experience. Changes in the fair value of interest rate lock commitments are recorded in current earnings as a component of net gains on sales of loans.
To manage the interest rate risk associated with interest rate lock commitments and mortgage loans held for sale, the Company may enter into forward loan sales commitments to deliver mortgage loan inventory to investors. The estimated fair values of forward loan sales commitments are based on quoted secondary market pricing. The fair values of the forward loan sales commitments are recorded as an other asset or an accrued liability in the consolidated balance sheets. Changes in the fair values of forward loan sales commitments are recorded in current earnings as a component of net gains on sales of loans.
The outstanding notional value and fair values of outstanding positions as of September 30, 2014, and 2013, and December 31, 2013, and the recorded gains and losses during the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013 were as follows:

	Outstanding Notional Balance	Fair Value	Recorded (Losses)/Gains
	(In thousands)
September 30, 2014:
Interest rate lock commitments	$4,971	$43	$(13)

December 31, 2013:
Interest rate lock commitments	$3,453	$56	$(208)

September 30, 2013:
Interest rate lock commitments	$6,792	$202	$(62)

The Company had no forward loan sales commitments at September 30, 2014, December 31, 2013, or September 30, 2013.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

NOTE 6 — Other Borrowings
Beginning July 26, 2007, the Company entered into sales of securities under agreements to repurchase (“Repurchase Agreements”) with PNC Bank, N.A. (“PNC”). The Repurchase Agreements are structured as the sale of a specified amount of identified securities to PNC which the Company has agreed to repurchase five years after the initial sale. The Repurchase Agreements are treated as financings, and the obligations to repurchase securities sold are included in other borrowings in the consolidated balance sheets. The underlying securities continue to be carried as assets of the Company, and the Company is entitled to receive interest and principal payments on the underlying securities. The Company had $2.0 million in repurchase agreements outstanding at September 30, 2014 and December 31, 2013. These repurchase agreements were secured by investment securities with a fair value of $2.5 million and $2.2 million at September 30, 2014 and December 31, 2013, respectively.
Other borrowings included overnight borrowings from the Federal Home Loan Bank of Dallas of $5.0 million with an interest rate of 0.15% at September 30, 2014. There were no overnight borrowings on December 31, 2013.
NOTE 7 — Employee Benefit Plans
Employee Stock Ownership Plan
OmniAmerican Bank adopted an Employee Stock Ownership Plan (“ESOP”) effective January 1, 2010. The ESOP enables all eligible employees of OmniAmerican Bank to share in the growth of the Company through the acquisition of Company common stock. Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining age 21.
The ESOP purchased 8% of the shares sold in the initial public offering of the Company (952,200 shares). This purchase was facilitated by a note payable to the Company from the ESOP in the amount of $9.5 million. The note is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unallocated ESOP shares in the accompanying consolidated balance sheets. The corresponding note is to be paid back in 25 approximately equal annual payments of $561,000 on the last day of each fiscal year, beginning December 31, 2010, including interest at an adjustable rate equal to the Wall Street Journal prime rate (3.25% as of September 30, 2014 and December 31, 2013). The note payable and the corresponding note receivable have been eliminated for consolidation purposes.
The Company may make discretionary contributions to the ESOP in the form of debt service. Dividends received on the unallocated ESOP shares, if any, are utilized to service the debt. Shares are released for allocation to plan participants based on principal and interest payments of the note. Compensation expense is recognized based on the number of shares allocated to plan participants each year at the average market price of the stock for the current year. Released ESOP shares become outstanding for earnings per share computations.
As compensation expense is incurred, the unallocated ESOP shares account is reduced based on the original cost of the stock. The difference between the cost and average market price of shares released for allocation is applied to additional paid-in capital.
The ESOP shares as of September 30, 2014 and December 31, 2013 were as follows:

	September 30, 2014	December 31, 2013
Allocated shares	180,918	152,352
Unearned shares	771,282	799,848
Total ESOP shares	952,200	952,200
Fair value of unearned shares (in thousands)	$20,046	$17,101
Year-to-date compensation expense recognized from the release of shares from the ESOP (in thousands)	691	893

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Pension Plan
The Company has a noncontributory defined benefit pension plan (the “Pension Plan”) that provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation levels at retirement. Effective December 31, 2006, the Company froze benefits under the Pension Plan, so that no further benefits would be earned by employees after that date. In addition, no new participants may be added to the Pension Plan after December 31, 2006.
The net periodic pension cost for the three and nine months ended June 30, 2014 and 2013 includes the following components:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Interest cost on projected benefit obligation	$55	$57	$165	$171
Expected return on assets	(86)	(74)	(258)	(222)
Amortization of net loss	11	48	33	144
Net periodic pension cost	$(20)	$31	$(60)	$93
Share-Based Compensation

At its annual meeting held May 24, 2011, the Company’s shareholders approved the OmniAmerican Bancorp, Inc. 2011 Equity Incentive Plan (the “Plan”) which provides for the grant of stock-based and other incentive awards to officers, employees, and directors of the Company. The Plan provides the board or a committee thereof with the flexibility to award no less than half the eligible awards, constituting 7% of the shares issued in the Company’s initial public offering, in the form of stock options and up to 7% of the shares issued in the initial public offering in the form of restricted stock. By resolution by the board of directors, the board confirmed that restricted stock awards will not exceed 4% of the common stock sold in the Company’s initial public offering. Pursuant to board resolution, 1,190,250 options to purchase shares of common stock and 476,100 restricted shares of common stock were made available. Share-based compensation expense for the three and nine months ended September 30, 2014 and 2013 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Share-based compensation expense	$571	$565	$1,612	$1,459
Restricted Stock
Compensation expense for restricted stock is recognized over the vesting period of the awards based on the fair value of the stock at grant date, which is determined using the last sale price as quoted on the NASDAQ Stock Market. Shares awarded to employees vest at a rate of 20% of the initially awarded amount per year, beginning on the first anniversary date of the award, and are contingent upon continuous service by the recipient through the vesting date. Shares awarded to directors vest at rates of 20% to 33% of the initially awarded amount per year, beginning on the first anniversary date of the award, and are contingent upon continuous service by the recipient through the vesting date. Under the terms of the Plan, awarded shares are restricted as to transferability and may not be sold, assigned, or transferred prior to vesting. The vesting period is subject to acceleration of vesting upon the involuntary termination of the award recipient’s service following a change in control of the Company or upon the termination of the award recipient’s service due to death or disability. Total restricted shares issuable pursuant to board resolution were 476,100 at September 30, 2014, of which 392,616 shares had been issued under the Plan through September 30, 2014.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

A summary of changes in the Company’s non-vested restricted shares for the nine months ended September 30, 2014 follows:

	Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested at January 1, 2014	179,583	$19.18
Granted	97,078	21.16
Vested	(57,470)	(17.81)
Forfeited	(6,000)	(21.06)
Non-vested at September 30, 2014	213,191	$20.39

As of September 30, 2014, the Company had $3.2 million of unrecognized compensation expense related to non-vested shares of restricted stock awarded under the Plan. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 3.47 years. The Company applied an estimated forfeiture rate of 12.19% to employees’ and 3.70% to directors’ shares based on the historical turnover rates.
Stock Options
Under the terms of the Plan, stock options may not be granted with an exercise price less than the fair market value of the Company’s common stock on the date the option is granted and may not be exercised later than 10 years after the grant date. The fair market value is the last sale price as quoted on the NASDAQ Stock Market on the date of grant. All stock options granted must vest over at least three years and not more than five years, subject to acceleration of vesting upon the involuntary termination of the award recipient’s service following a change in control of the Company or upon the termination of the award recipient’s service due to death or disability.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. The risk-free interest rate utilized in the model is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the stock option in effect at the time of the grant. Although the contractual term of the stock options granted is 10 years, the expected term of the stock options is less because option restrictions do not permit recipients to sell or hedge their options. Management believes these restrictions encourage exercise of the option before the end of the contractual term. The Company does not have sufficient historical information about its own employees’ vesting behavior; therefore, the expected term of stock options is estimated using the average of the vesting period and contractual term. The expected volatility is based on historical information about the Company's stock volatility and the volatility of peer banks.
The weighted average fair value of each stock option granted during the nine months ended September 30, 2014 was $7.03. The fair value of options granted was determined using the following weighted-average assumptions as of grant date:

Risk-free interest rate	2.12%
Expected term of stock options (years)	7.5
Expected stock price volatility	30.64%
Expected dividends	0.90%
Forfeiture rate — for officers and employees	13.03%
Forfeiture rate — for directors	—%

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

A summary of activity in the stock option portion of the Plan for the nine months ended September 30, 2014 follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In thousands)
Outstanding at January 1, 2014	394,933	$16.13	7.54	$2,088
Granted	428,788	21.11	9.68	2,092
Exercised	(37,476)	14.70	—	(385)
Forfeited	(22,400)	21.09	—	(110)
Expired	(2,400)	22.24	—	(9)
Outstanding at September 30, 2014	761,445	$18.84	8.23	$5,445
Fully vested and expected to vest	659,368	$18.63	8.12	$4,851
Exercisable at September 30, 2014	191,632	$15.60	6.57	$1,991
As of September 30, 2014, the Company had $2.9 million of total unrecognized compensation expense related to non-vested stock options. That expense is expected to be recognized over a weighted-average period of 3.81 years. The intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the market price of our common stock as of September 30, 2014.
NOTE 8 — Earnings Per Share

Basic earnings per common share is computed by dividing net income adjusted for distributed and undistributed earnings to participating securities by the weighted-average number of common shares outstanding for the period, reduced for average unallocated ESOP shares and average unvested restricted stock awards. Unvested share-based awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock awards and options) were exercised or converted to common stock, or resulted in the issuance of common stock that then shared in the Company’s earnings. Diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period increased for the dilutive effect of unexercised stock options and unvested restricted stock awards. The table below presents the information used to compute basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Earnings:
Net income	$1,602	$2,196	$4,029	$4,803
Distributed and undistributed earnings to participating securities	(32)	—	(87)	—
Income available to common shareholders	1,570	2,196	3,942	4,803
Basic shares:
Weighted-average common shares outstanding	11,553,578	11,458,923	11,530,095	11,449,808
Less: Average unallocated ESOP shares	(774,456)	(812,544)	(783,978)	(822,066)
Average unvested restricted stock awards	(216,586)	(199,377)	(232,181)	(233,265)
Average shares for basic earnings per share	10,562,536	10,447,002	10,513,936	10,394,477
Net income per common share, basic	$0.15	$0.21	$0.37	$0.46
Diluted shares:
Weighted-average common shares outstanding for basic earnings per common share	10,562,536	10,447,002	10,513,936	10,394,477
Add: Dilutive effects of share-based compensation plan	93,145	112,321	79,702	143,050
Average shares for diluted earnings per share	10,655,681	10,559,323	10,593,638	10,537,527
Net income per common share, diluted	$0.15	$0.21	$0.37	$0.46

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

NOTE 9 — Fair Value Measurements
ASC 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the fair value hierarchy, is set forth below.
Securities available for sale: Securities available for sale are valued at fair value on a recurring basis. The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
Interest rate lock commitments: Interest rate locks on commitments to originate loans for the held for sale portfolio are reported at fair value in other assets on the consolidated balance sheets with changes in value recorded in current earnings. The estimated fair values of the interest rate lock commitments are based on quoted secondary market pricing, include the fair value of the servicing rights based on the discounted present value of expected future cash flows, and assume an approximate closure rate based on recent historical experience. At September 30, 2014, for loans with terms of 180 months, the fair value of the servicing rights was estimated as 0.91% of the loan balance if the loan had an interest rate of 3.50% or lower and 0.92% of the loan balance if the loan had an interest rate of higher than 3.50% and equal to or less than 4.00%. For loans with terms greater than 180 months, the fair value was estimated as 1.19% of the loan balance if the loan had an interest rate higher than 4.00% but equal to or less than 4.50% and 1.05% of the loan balance if the loan had an interest rate higher than 4.50% but less than 5.00%. At December 31, 2013, the fair value of the servicing rights was estimated as 1.00% of the loan balance for loans with terms of 180 months, and for loans with terms of greater than 180 month, the fair value was estimated as 1.31% of the loan balance if the loan had an interest rate of 4.50% or lower and 1.08% of the loan balance if the loan had an interest rate higher than 4.50%. A significant change in the closure rate may result in a significant change in the ending fair value measurement of these derivatives relative to their total fair value. At September 30, 2014 and December 31, 2013, the estimated closure rate based on historical experience over the preceding two-year period was 82.4% and 77.1%, respectively. Because the closure rate and fair value of servicing rights are significant unobservable assumptions, interest rate lock commitments are included in Level 3 of the hierarchy.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at September 30, 2014, Using			Total Fair Value at September 30, 2014
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(In thousands)
Measured on a recurring basis:
Assets:
Investment securities available for sale:
U.S. government sponsored mortgage-backed securities	$—	$280,082	$—	$280,082
U.S. government sponsored collateralized mortgage obligations	—	149,658	—	149,658
U.S. government agency securities	—	4,758	—	4,758
Municipal obligations	—	178	—	178
Other equity securities	—	5,999	—	5,999
Interest rate lock commitments	—	—	43	43

	Fair Value Measurements at December 31, 2013 Using			Total Fair Value at December 31, 2013
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(In thousands)
Measured on a recurring basis:
Assets:
Investment securities available for sale:
U.S. government sponsored mortgage-backed securities	$—	$279,588	$—	$279,588
U.S. government sponsored collateralized mortgage obligations	—	140,576	—	140,576
U.S. government agency securities	—	4,538	—	4,538
Municipal obligations	—	170	—	170
Other equity securities	—	5,903	—	5,903
Interest rate lock commitments	—	—	56	56

A reconciliation and income statement classification of gains and losses for the assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2014 and 2013 has not been provided since the amounts are not significant.
In accordance with ASC Topic 820, certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets or liabilities required to be measured at fair value on a nonrecurring basis include impaired loans and mortgage servicing rights. Nonfinancial assets or liabilities required to be measured at fair value on a nonrecurring basis include other real estate owned.
Impaired loans (loans which are not expected to repay all principal and interest amounts due in accordance with the original contractual terms) are measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Company’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. Therefore, the Company has categorized its impaired loans as Level 3.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The following table presents impaired loans that were remeasured and reported at fair value through a specific reserve of the allowance for loan losses based upon the fair value of the underlying collateral during the nine months ended June 30, 2014 and 2013:

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Carrying value of impaired loans	$1,140	$1,124
Specific reserve	(325)	(209)
Fair Value	$815	$915
Mortgage servicing rights are carried at the lower of amortized cost or estimated fair value. The estimated fair values of mortgage servicing rights are classified as Level 3 because they are obtained from independent third-party valuations through an analysis of cash flows and incorporating estimates of assumptions market participants would use in determining fair value, including market discount rates, prepayment speeds, servicing income, servicing costs, default rates and other market-driven data, such as the market’s perception of future interest rate movements. The Company’s mortgage servicing rights were recorded at $1.6 million and $1.5 million at September 30, 2014 and December 31, 2013, respectively.
Non-financial assets measured at fair value on a non-recurring basis are limited to other real estate owned. Other real estate owned is carried at fair value less estimated selling costs (as determined by independent appraisal) within Level 3 of the fair value hierarchy. At the time of foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. The fair value is reviewed periodically and subsequent write-downs are recorded accordingly. The following table represents other real estate owned that was remeasured and reported at fair value as of September 30, 2014 and September 30, 2013:

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Carrying value of other real estate owned prior to remeasurement	$1,214	$1,631
Less: charge-offs recognized in the allowance for loan losses at initial acquisition	(96)	(18)
Add: fair value adjustments recognized in noninterest income at initial acquisition	—	43
Less: subsequent write-downs included in net loss on write-down of other real estate owned	(29)	(227)
Less: sales of other real estate owned	(228)	(502)
Carrying value of remeasured other real estate owned at end of period	$861	$927

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Significant unobservable inputs used in Level 3 fair value measurements for financial assets and nonfinancial assets measured at fair value on a non-recurring basis at September 30, 2014 and December 31, 2013, are summarized below:

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value (In thousands)	Valuation Techniques	Unobservable Input	Range (Average)
September 30, 2014:
Impaired loans, net of allowance	$468	Discounted Cash Flow Analysis	Interest rate	1.5% - 7.0% (3.9%)
			Loan term (in months)	60 - 120 (95)
	$347	Third-Party Appraisal	Discount of market value	0% (0%)
			Estimated marketing costs	6.0% (6.0%)
			Estimated property maintenance	0% (0%)
Mortgage servicing rights	$1,559	Discounted Cash Flow Analysis	Interest rate	2.6% - 7.9% (4.2%)
			Loan term (in months)	111 - 527 (312)
Other real estate owned	$931	Third-Party Appraisal	Discount of market value	0% - 0.3% (0.2%)
			Estimated marketing costs	6.0% - 12.0% (8.4%)
			Estimated property maintenance	0% (0%)
December 31, 2013:
Impaired loans, net of allowance	$840	Discounted Cash Flow Analysis	Interest rate	1.5% - 7.0% (4.9%)
			Loan term (in months)	60 - 120 (91)
	$230	Third-Party Appraisal	Discount of market value	0% (0%)
			Estimated marketing costs	6.0% (6.0%)
			Estimated property maintenance	3.6% (3.6%)
Mortgage servicing rights	$1,473	Discounted Cash Flow Analysis	Interest rate	2.6% - 7.9% (4.3%)
			Loan term (in months)	82 - 527 (312)
Other real estate owned	$177	Third-Party Appraisal	Discount of market value	0% (0%)
			Estimated marketing costs	0.0% - 6.0% (2.4%)
			Estimated property maintenance	0% (0%)
There were no transfers between levels during the nine months ended September 30, 2014 or the year ended December 31, 2013.
ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.
The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for the other financial assets and financial liabilities are discussed below:
Cash and cash equivalents: The carrying amounts for cash and cash equivalents approximate fair values.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

Accrued interest receivable and payable: The carrying amounts for accrued interest receivable and payable approximate fair values.
Other investments: The carrying amount for other investments, which consists primarily of Federal Home Loan Bank stock, approximates fair values.
Loans held for sale: The fair value of loans held for sale is based on quoted market prices in the secondary market for loans with similar characteristics.
Loans: The estimated fair values for all fixed-rate loans are derived utilizing discounted cash flow analyses, the calculations of which are performed on groupings of loan receivables that are similar in terms of loan type and characteristics. The expected future cash flows of each grouping are discounted using the U.S. Treasury curve and current offering rates to calculate a discount spread to the curve. The estimated fair value for variable rate loans is the carrying amount. The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies employed. Significant inputs to the fair value measurement of the loan portfolio are unobservable, and as such are classified as Level 3.
Deposits: The estimated fair value of demand deposit accounts is the carrying amount. The fair value of fixed-maturity certificates is estimated by discounting the estimated cash flows using the interest curve and current offering rates to calculate a discount spread to the curve.
Borrowed funds: The estimated fair value for borrowed funds is determined by discounting the estimated cash flows using the current rate at which similar borrowings would be made with similar ratings and maturities.
Off-balance sheet financial instruments: The fair values for the Company’s off-balance sheet commitments are estimated based on fees charged to others to enter into similar agreements taking into account the remaining terms of the agreements and credit standing of the members. The estimated fair value of these commitments is not significant.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments at September 30, 2014 and December 31, 2013 are summarized as follows:

	September 30, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Level 1 inputs:
Cash and cash equivalents	$13,704	$13,704	$15,880	$15,880
Level 2 inputs:
Securities available for sale	440,675	440,675	430,775	430,775
Other investments	16,486	16,486	19,782	19,782
Loans held for sale	2,014	2,014	1,509	1,522
Accrued interest receivable	3,168	3,168	3,447	3,447
Level 3 inputs:
Loans, net	767,767	773,716	824,881	840,478
Mortgage servicing rights	1,559	1,559	1,473	1,473
Interest rate lock commitments	43	43	56	56
Financial liabilities:
Level 2 inputs:
Federal Home Loan Bank advances	$302,833	$305,731	$362,000	$360,576
Other borrowings	5,000	5,000	—	—
Accrued interest payable	320	320	389	389
Level 3 inputs:
Deposits	798,791	801,065	813,574	824,856
Repurchase agreements	2,000	2,015	2,000	2,049
Off-balance sheet financial instruments:
Loan commitments	$—	$—	$—	$—
Letters of credit	—	—	—	—
NOTE 10 — Business Combination

On April 28, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southside Bancshares, Inc. (“Southside”), and Omega Merger Sub, Inc., a wholly owned subsidiary of Southside (“Merger Sub”), whereby Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “First Merger”). Immediately after the First Merger, the Company will be merged with and into Southside with Southside as the surviving corporation and, subsequently, OmniAmerican Bank will be merged into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank. If the First Merger is completed, shareholders of the Company will receive 0.4459 of a share of Southside’s common stock plus $13.125 in cash for each outstanding share of OmniAmerican common stock. On October 14, 2014, OmniAmerican stockholders approved the First Merger. Also on October 14, 2014, Southside shareholders approved the issuance of Southside common stock to OmniAmerican stockholders in connection with the First Merger. Completion of the mergers is subject to the approval by the appropriate regulatory agencies and other customary terms and conditions as described in the Merger Agreement. The Merger Agreement was filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2014.

OmniAmerican Bancorp, Inc. and Subsidiary
Condensed Notes to Unaudited Consolidated Interim Financial Statements — (Continued)

NOTE 11 — Commitments and Contingencies
On June 25, 2014, a purported stockholder of OmniAmerican filed a lawsuit in the Circuit Court for Baltimore City, Maryland (the "Court") captioned McDougal v. OmniAmerican Bancorp, Inc., et al., Case No. 24-C-14-003920 (the "Litigation"), naming OmniAmerican, members of OmniAmerican’s board of directors, Southside and Merger Sub as defendants. The lawsuit is purportedly brought on behalf of a putative class of OmniAmerican’s public stockholders and seeks a declaration that it is properly maintainable as a class action and a certification of the plaintiff and her counsel as class representative and class counsel. The lawsuit asserts direct and derivative claims against OmniAmerican’s directors and alleges that they breached their fiduciary duties and that OmniAmerican, Southside and Merger Sub aided and abetted those alleged breaches by, among other things, (a) failing to take steps to maximize shareholder value for OmniAmerican public stockholders; (b) failing to properly value OmniAmerican; (c) failing to protect against conflicts of interest; (d) failing to disclose material information necessary for OmniAmerican stockholders to make an informed vote on the First Merger; and (e) agreeing to deal protection devices that preclude a fair sales process. Among other relief, the plaintiff seeks to enjoin the mergers. On July 9, 2014, the plaintiff filed a motion to transfer the case to Maryland's Business and Technology Case Management Program.
On July 29, 2014, OmniAmerican, OmniAmerican’s board of directors and Southside filed a motion to dismiss the case. On July 30, 2014, the plaintiff filed a motion to take expedited discovery.
After filing the Litigation and engaging in certain limited discovery, plaintiff's counsel indicated to defendants’ counsel that they believed additional disclosures should be made available to the stockholders of OmniAmerican. On September 12, 2014, the defendants and the plaintiff in the Litigation entered into a memorandum of understanding (the “MOU”) agreeing in principle to settle the Litigation in exchange for defendants’ agreement to make certain supplemental disclosures described below. The MOU contemplates that the parties will prepare a definitive stipulation of settlement, which will be subject to Court approval. If approved by the Court, it is anticipated that the settlement will result in a release of the defendants from any and all claims that were or could have been asserted challenging any aspect of or otherwise relating to the mergers, the merger agreement or the disclosures made in connection therewith, and that the Litigation will be dismissed with prejudice.
Pursuant to the terms of the MOU, OmniAmerican has agreed to make certain supplemental disclosures regarding the mergers in a supplement to the joint proxy statement/prospectus. The supplemental disclosures are contained in a proxy supplement filed with the Securities and Exchange Commission on September 16, 2014, which should be read in its entirety. In return, the plaintiff has agreed to the dismissal of the Litigation with prejudice and to withdraw and/or refrain from filing any and all motions seeking to enjoin the mergers. In addition, the MOU contemplates that the parties will negotiate in good faith to attempt to agree upon an amount of attorneys' fees and expenses and that plaintiff's counsel may petition the Court for an award of attorneys’ fees and expenses, which if granted by the Court, would be paid by OmniAmerican or its insurers or successors. Should the parties fail to reach an agreement on attorneys' fees and expenses, the defendants may oppose the petition for an award of attorneys’ fees and expenses. There can be no assurance that the parties will ultimately reach agreement on a definitive stipulation of settlement or that the Court will approve the proposed settlement, even if the parties were to enter into such stipulation of settlement. In such event, the proposed settlement as contemplated by the MOU may be terminated. The proposed settlement will not affect the consideration to be paid to stockholders of OmniAmerican in connection with the proposed first merger.
The defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims asserted, or which could have been asserted, in the Litigation, including that they have committed any violations of law or breach of fiduciary duty, aided and abetted any violations of law or breaches of fiduciary duty, acted improperly in any way or have any liability or owe any damages of any kind to the plaintiff or to the purported class, and specifically deny that any further supplemental disclosure is required under any applicable rule, statute, regulation or law or that the OmniAmerican directors failed to maximize stockholder value by entering into the merger agreement with Southside and Merger Sub. The settlement contemplated by the MOU is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying the mergers, and to provide additional information to the stockholders of OmniAmerican at a time and in a manner that would not cause any delay of the mergers, the defendants agreed to the settlement described above.
The parties considered it desirable that the Litigation be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the Litigation.